EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2007 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Multi-Color Corporation on Form S-8 with respect to the 2003 Stock Incentive Plan filed on August 24, 2007.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
August 24, 2007